                                                                    Exhibit 12.
                         TEXAS EASTERN TRANSMISSION, LP
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                                  (In millions)

                                                     Year's Ended December 31,
                                           ============================================
                                           2001     2000        1999     1998      1997
                                           ----     ----        ----     ----      ----
Earnings Before Income Taxes               $360     $317        $315     $288      $233
Fixed Charges                                54      103         109      112       115
                                           ----     ----        ----     ----      ----
          Total                            $414     $420        $424     $400      $348
                                           ====     ====        ====     ====      ====
Fixed Charges
      Interest on debt                     $ 52     $101        $107     $111      $112
      Interest component of rentals           2        2           2        1         3
                                           ----     ----        ----     ----      ----
          Fixed Charges                    $ 54     $103        $109     $112      $115
                                           ====     ====        ====     ====      ====
Ratio of Earnings to Fixed Charges          7.7      4.1         3.9      3.6       3.0


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